Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-8 Nos. 333-41532, 333-168678, 333-183020, 333-210145, 333-217873, 333-234569, 333-240169, 333-258568, and 333-273683) pertaining to the 2017 Equity Incentive Plan and to the 2017 Non-Employee Directors’ Equity Incentive Plan of Lexicon Pharmaceuticals, Inc., and

(2)Registration Statement (Form S-3 No. 333-258564) of Lexicon Pharmaceuticals, Inc.;

of our report dated March 25, 2024, with respect to the consolidated financial statements of Lexicon Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) of Lexicon Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Houston, Texas
March 25, 2024